Exhibit 10.12

                             AGREEMENT


     THIS AGREEMENT, dated this 18th day of January, 2000, and entered into by and between Plastics Mfg. Company, a Wisconsin corporation ("PMC"), Mark G. Sellers ("Mr. Sellers"), Moldmakers Leasing and Investments Limited Partnership, LLP, a Wisconsin limited partnership ("Leasing"), Moldmakers, Inc., a Wisconsin corporation ("Moldmakers"), Statistical Plastics Corporation, a Wisconsin corporation ("SPC"), and Prototype Mold & Design, Inc. ("PMD"), a Wisconsin corporation.

     WHEREAS, PMC, Mr. Sellers, Leasing, Moldmakers, SPC, and PMD are affiliates of one another within the meaning of the federal securities laws; and

     WHEREAS, PMC, Leasing, Moldmakers, SPC, and PMD (collectively referred to as the "MGS Companies") sold an aggregate of 722,490 shares of PMC common stock (the "Rescission Shares") to various parties during the period from August 6, 1999 through and including September 30, 1999 (the "Sales Period"); and

     WHEREAS, the Rescission Shares sold by PMC and the MGS Companies during the Sales Period were not registered under the Securities Act of 1933, as amended (the "Securities Act"), and were not registered or qualified under the securities laws of any state in which such sales were made; and

     WHEREAS, PMC, in connection with the sale of 500,000 shares of Common Stock to be registered under the Securities Act, intends to offer to repurchase the Rescission Shares for the consideration paid for such shares, together with applicable interest as required under the laws of the states in which such shares were sold, in order to effect a legal rescission offer and extinguish any state law claims for liability in connection with the unregistered or unqualified sales of the Rescission Shares; and

     WHEREAS, Mr. Sellers is a director, partner or officer of, and he is, directly or indirectly, the beneficial owner of a majority of the outstanding equity interests of, PMC and each of the MGS Companies; and

     WHEREAS, each of Mr. Sellers and the MGS Companies benefitted from the sale of the Rescission Shares and believes it is appropriate to assume the repurchase obligations associated with the Rescission
 Shares;

     NOW, THEREFORE, PMC, Mr. Sellers, and each of the MGS Companies agree as follows:

 1. CONDUCT OF RESCISSION OFFER. On or before September 30, 2000, PMC shall offer to repurchase all Rescission Shares in such a manner as is designed and intended to eliminate the right of each purchaser of

 Rescission Shares to seek damages or otherwise assert a liability against PMC, Mr. Sellers, and the MGS Companies under the state law governing the sale of unregistered or unqualified securities to such purchaser. Accordingly, PMC shall use its best efforts to conduct such repurchase offer (the "Repurchase Offer") in accordance with the requirements of the applicable provisions of Section 551.59 of the Wisconsin Uniform Securities Law, Section 5/13 of the Illinois Securities Law of 1953, Section 10-04-17 of the North Dakota Securities Act of 1951, and Section 25507 of the California Corporation Code.

 2. ASSUMPTION OF PMC OBLIGATIONS. In consideration of the Repurchase Offer to be conducted by PMC pursuant to the provisions of paragraph 1:

 (a) Mr. Sellers agrees to assume the obligations of PMC which arise in connection with the repurchase by PMC of 85,500 Rescission Shares sold by PMC, including the consideration paid by investors and interest at the rate and in the amount determined by applicable state law;

 (b) Leasing agrees to assume the obligations of PMC which arise in connection with the repurchase by PMC of 427,440 Rescission Shares sold by Leasing, including the consideration paid by investors and interest at the rate and in the amount determined by applicable state law;

 (c) Moldmakers agrees to assume the obligations of PMC which arise in connection with the repurchase by PMC of 41,550 Rescission Shares sold by Moldmakers, including the consideration paid by investors and interest at the rate and in the amount determined by applicable state law;

 (d) SPC agrees to assume the obligations of PMC which arise in connection with the repurchase by PMC of 145,500 Rescission Shares sold by SPC, including the consideration paid by investors and interest at the rate and in the amount determined by applicable state law; and

 (e) PMD agrees to assume the obligations of PMC which arise in connection with the repurchase by PMC of 22,500 Rescission Shares sold by PMD, including the consideration paid by investors and interest at the rate and in the amount determined by applicable state law.

 3. PAYMENT. Each of Mr. Sellers and each of the MGS Companies will reimburse PMC within five business days of the receipt of a statement from PMC of the amount required to reimburse PMC for all expenses incurred by PMC with respect to the obligations of PMC assumed pursuant to paragraph 2. Within five business days of the receipt of payment from Mr. Sellers or an MGS Company pursuant to this paragraph 3, PMC shall deliver to the payor duly executed stock certificates for that number of shares of Common Stock which is equal to the number of Rescission Shares for which such payor has assumed PMC's obligations.

 4. STATUS OF SHARES. Mr. Sellers and each of the MGS Companies each warrant and represent that:

 (a) He or it, as the case may be, will not sell, transfer, or otherwise dispose of any shares of Common Stock acquired pursuant to this Agreement except pursuant to an effective registration statement filed under the Securities Act with the Securities and Exchange Commission or an exemption from such registration and in compliance with applicable state securities laws; and

 (b) Any shares of Common Stock to be acquired pursuant to this Agreement will be for his or its, as the case may be, own account and for investment and without the intention of reselling the same and that there is no agreement with others regarding the sale, transfer, or other disposition of any of such shares of Common Stock.

 5.  MISCELLANEOUS.

 (a) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

 (b) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder.

 (c) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

 (d) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

 (e) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to PMC:

               Mr. Scott W. Scampini
               Executive Vice President
               Plastics Mfg. Company
               W190 N11701 Moldmakers Way
               Germantown, WI  53022

          If to Mr. Sellers, Leasing, Moldmakers, or SPC:

               Mr. Mark G. Sellers
               President and Chief Executive Officer
               W188 N11707 Maple Road
               Box 1014
               Germantown, WI  53022-8214

 Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile transmission, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

 (f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Wisconsin without giving effect to any choice or conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

 (g) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

 (h) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

 (i) SPECIFIC PERFORMANCE. Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties, in addition to any other remedy to which it may be entitled, at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   PROTOTYPE MOLD & DESIGN, INC.


 MARK G. SELLERS                   By:     MARK G. SELLERS
 Mark G. Sellers                           Mark G. Sellers
                                           As its President


 MOLDMAKERS LEASING AND            PLASTICS MFG. COMPANY
 INVESTMENTS LIMITED
 PARTNERSHIP, LLP


 By:  MARK G. SELLERS              By:  SCOTT W SCAMPINI
      Mark G. Sellers                   Scott W. Scampini
      As Partner                        As its Executive Vice President


 MOLDMAKERS, INC.                  STATISTICAL PLASTICS CORPORATION


 By:  MARK G. SELLERS              By:  MARK G. SELLERS
      Mark G. Sellers                   Mark G. Sellers
      As its President                  As its President